Exhibit 10(c)

CLEVELAND-CLIFFS INC

Restricted Shares Agreement

          WHEREAS, Joseph A. Carrabba (the “Grantee”) is an employee of Cleveland-Cliffs Inc (the “Company”) or a Subsidiary; and

          WHEREAS, the execution of a restricted shares agreement (“Agreement”) in the form hereof has been authorized by a resolution of the Compensation and Organization Committee (the “Committee”) of the Board of Directors (individually a “Director” and collectively the “Board”) of the Company that was duly adopted on April 13, 2005;

          NOW, THEREFORE, pursuant to the Company’s 1992 Incentive Equity Plan (as Amended and Restated as of May 13, 1997), as amended (the “Plan”), the Company hereby grants to the Grantee 3,800 shares of the Company’s common stock, par value $.50 per share (the “Common Shares”), effective May 23, 2005 (the “Date of Grant”) subject to the terms and conditions of the Plan and the following terms, conditions, limitations and restrictions:

1.	Issuance of Common Shares. The Common Shares covered by this Agreement shall be fully paid and nonassessable and shall be represented by a certificate(s) registered in the name of the Grantee and bearing a legend referring to the restrictions hereinafter set forth.

2.	Restrictions on Transfer of Common Shares. The Common Shares subject to this Agreement may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by the Grantee, except to the Company, until they have become nonforfeitable in accordance with Section 3 hereof; provided, however, that the Grantee’s interest in the Common Shares covered by this Agreement may be transferred at any time by will or the laws of descent and distribution. Any purported transfer, encumbrance or other disposition of the Common Shares covered by this Agreement that is in violation of this Section 2 shall be null and void, and the other party to any such purported transaction shall not obtain any rights to or interest in the Common Shares covered by this Agreement. When and as permitted by the Plan, the Company may waive the restrictions set forth in this Section 2 with respect to all or any portion of the Common Shares covered by this Agreement.

3.	Vesting of Common Shares. (a) The Common Shares covered by this Agreement shall become one hundred percent (100%) nonforfeitable in accordance with the following schedule, provided the Grantee remains in the continuous employ of the Company or a Subsidiary until each date provided below:

Date of Vesting	Number of Shares Vesting
May 23, 2006	1,267

May 23, 2007	1,267

May 23, 2008	1,266

For the purposes of this Agreement: “Subsidiary” shall mean a corporation, partnership, joint venture, unincorporated association or other entity in which the Company has a direct or indirect ownership or other equity interest; the continuous employment of the Grantee with the Company or a subsidiary shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Company or a Subsidiary, by reason of (i) the transfer of his employment among the Company and its Subsidiaries or (ii) a leave of absence approved by the Committee for illness, military or governmental service or other reasons.

(b)	Notwithstanding the provisions of Section 3(a) hereof, all of the Common Shares covered by this Agreement shall become nonforfeitable upon any change in control of the Company that shall occur while the Grantee is an employee of the Company or a Subsidiary, but only if the Grantee’s employment is involuntarily terminated by the Company or if his employment responsibilities and duties are substantially diminished within three (3) years after such change in control. For the purposes of this Agreement, the term “change in control” shall mean the occurrence of any of the following events:

(i)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act of 1934, as amended, (the “Exchange Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the combined voting power of the then outstanding voting stock of the Company; provided, however, that for purposes of this Section 3(b)(i), the following acquisitions shall not constitute a Change in Control: (A) any issuance of voting stock of the Company directly from the Company that is approved by the Incumbent Board (as defined in Section 3(b)(ii), below), (B) any acquisition by the Company of voting stock of the Company, (C) any acquisition of voting stock of the Company by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, or (D) any acquisition of voting stock of the Company by any Person pursuant to a Business Combination (as defined in Section (b) (iii) below) that complies with clauses (A), (B) and (C) of Section 3(b)(iii), below; or

(ii)	individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be deemed to have been a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)	consummation of a reorganization, merger or consolidation involving the Company, a sale or other disposition of all or substantially all of the assets of the Company, or any other transaction involving the Company (each, a “Business Combination”), unless, in each case, immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of voting stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 55% of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the voting stock of the Company, (B) no Person (other than the Company, such entity resulting from such Business Combination, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any subsidiary or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such Business Combination, and (C) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)	approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 3(b)(iii).

(c)	For purposes of Section 3(b), voting stock means securities entitled to vote generally in the election of directors, and subsidiary means an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding capital or profits interests or voting stock.

(d)	Notwithstanding the provisions of Section 3(a), the Common Shares covered by this Agreement will become nonforfeitable on May 23, 2008 in the event that the employment of the Grantee with the Company and its Subsidiaries shall be terminated prior to May 23, 2008 by reason of:

(i)	his disability, death, or involuntary termination by the Company for a reason other than “Cause” as defined in Section 3(e) below.

(e)	For purposes of this Section 3, the term “Cause” shall mean that the Grantee shall have prior to any termination of employment committed:

(i)	and been convicted of a criminal violation involving fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company or any Subsidiary

(ii)	intentional wrongful damage to property of the Company or any Subsidiary; or

(iii)	intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary.

For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company.

4.	Forfeiture of Common Shares.

(a)	Any of the Common Shares covered by this Agreement that have not become nonforfeitable in accordance with Section 3 hereof shall be forfeited if the Grantee ceases to be employed by the Company or a Subsidiary at any time prior to May 23, 2008 for a reason other than the reasons set forth in Section 3(d) hereof. In the event of a forfeiture, the certificates representing all of the Common Shares covered by this Agreement that have not become nonforfeitable in accordance with Section 3 hereof shall be cancelled.

(b)	The Grantee shall not render services for any organization or engage directly or indirectly in any business which is a competitor of the Company or any affiliate of the Company, or which organization or business is or plans to become prejudicial to or in conflict with the business interests of the Company or any affiliate of the Company.

(c)	Failure to comply with the provisions of subsection (b) above will cause a Grantee to: (i) forfeit his/her right to Common Shares covered by this Agreement, and (ii) reimburse the Company for the value of any Common Shares that vest in the Grantee within the 90-day period preceding his/her violation of subsection (b) above.

(d)	Failure of the Grantee to repay to the Company the amount to be reimbursed in subsection (c) above within three days of termination of employment will result in the offset of said amount from the Grantee’s account balance in the Voluntary Non-Qualified Deferred Compensation Plan (if applicable) and/or from any accrued salary or vacation pay owed at the date of termination of employment or from future earnings payable by the Grantee’s next employer.

5.	Dividend, Voting and Other Rights. The Grantee shall have all of the rights of a shareholder with respect to the Common Shares covered by this Agreement, including the right to vote the Common Shares and receive any dividends that may be paid thereon; provided, however, that any additional Common shares that the Grantee may become entitled to receive pursuant to a share dividend or a merger or reorganization in which the Company is the surviving corporation or any other change in the capital structure of the

Company shall be subject to the same restrictions as the Common Shares covered by this Agreement.

6.	Retention of Share Certificate(s) by Company. The certificate(s) representing the Common Shares covered by this Agreement shall be held in custody by the Company in book entry form together with a stock power endorsed in blank by the Grantee with respect thereto, until those shares have become nonforfeitable in accordance with Section 3 hereof.

7.	Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any restricted or unrestricted Common Shares pursuant to this Agreement if the issuance thereof would result in a violation of any such law. To the extent that the Ohio Securities Act shall be applicable to this Agreement, the Company shall not be obligated to issue any restricted or unrestricted Common Shares or other securities pursuant to this Agreement, unless those shares or other securities are (a) exempt from registration thereunder, (b) the subject of a transaction that is exempt from compliance therewith, (c) registered by description or qualification thereunder or (d) the subject of a transaction that shall have been registered by description thereunder.

8.	Adjustments. The Committee shall make any adjustments in the number or kind of shares of stock or other securities covered by this Agreement that the Committee may determine to be equitably required to prevent any dilution or expansion of the Grantee’s rights under this Agreement that otherwise would result from any (a) stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) merger, consolidation, separation, reorganization or partial or complete liquidation involving the Company or (c) other transaction or event having an effect similar to any of those referred to in Section 8(a) and 8(b) hereof. Furthermore, in the event that any transaction or event described or referred to in the immediately preceding sentence shall occur, the Committee may provide in substitution of any or all of the Grantee’s rights under this Agreement such alternative consideration as the Committee may determine in good faith to be equitable under the circumstances.

9.	Withholding Taxes. If the Company shall be required to withhold any federal, state, local or foreign tax in connection with any issuance of restricted or unrestricted Common Shares or other securities pursuant to this Agreement, the Grantee shall pay the tax or make provisions that are satisfactory to the Company for the payment thereof.

10.	Right to Terminate Employment. No provision of this Agreement shall limit in any way whatsoever any right that the Company or a Subsidiary may otherwise have to terminate the employment of the Grantee at any time.

11.	Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.

12.	Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Grantee with respect to the Common Shares or other securities covered by this Agreement without the Grantee’s consent.

13.	Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

14.	Governing Law. This Agreement is made under, and shall be construed in accordance with, the laws of the State of Ohio.

          This Agreement is executed by the Company on this 21st day of June, 2005.

CLEVELAND-CLIFFS INC

By /s/ Randy L. Kummer

Randy L. Kummer
Senior Vice President - Human Resources

          The undersigned Grantee hereby acknowledges receipt of an executed original of this Agreement and accepts the right to receive the Common Shares or other securities covered hereby, subject to the terms and conditions of the Plan and the terms and conditions hereinabove set forth.

/s/ Joseph A. Carrabba

Grantee
Date: June 21, 2005